Exhibit 10.5

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to the Employment Agreement (“Agreement”) is entered into this 27th day of February, 2009 by SUSQUEHANNA BANCSHARES, INC. (“Company”) and EDDIE L. DUNKLEBARGER (“Employee”).

BACKGROUND:

A. On November 16, 2007, the Company and the Employee entered into an Employment Agreement (“Employment Agreement”).

B. The Employment Agreement provided for continuation of annual salary and certain benefits for a period of time following termination of employment under certain conditions.

C. The Company and the Employee now desire to amend the Employment Agreement to clarify certain provisions that provide for the accruals of benefits under the defined benefit pension plans maintained by the Company following termination of employment and certain provisions relating to section 409A of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

D. Section 19.3 of the Employment Agreement permits modifications to the Employment Agreement so long as such modifications are reduced to writing and signed by both parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and intending to be legally bound, pursuant to Section 19.3 of the Employment Agreement, the Company and the Employee hereby amend the Employment Agreement, effective as of the first date written above, as follows:

1. Section 10.1.3. is deleted in its entirety and replaced, as follows:

“10.1.3. if the Employee participates in any defined benefit pension plan maintained by the Company or one of its Affiliates immediately before the Employee’s termination date (whether such plan is tax qualified or non-qualified), the Employee shall accrue an additional, fully vested benefit under the Company’s non-qualified pension plan (which shall be paid at the time and in the form determined under the nonqualified pension plan and shall be determined in all respects pursuant to the terms of the applicable defined benefit pension plan(s)) equal to the difference between (a) the benefit that the Employee would have accrued under all defined benefit pension plans of the Company or its Affiliates in which the Employee participated immediately before the Employee’s termination date, taking into account the compensation paid to the Employee under Section 10.1.1 as compensation for purposes of the applicable plan and increasing the Employee’s years of benefit service under the applicable plan by one additional year, and (b) the actual benefit due to the Employee under all defined benefit pension plans of the Company and its Affiliated in which the Employee participated immediately before the Employee’s termination date;

2. Section 11.1.3 is deleted in its entirety and replaced, as follows:

11.1.3. Effect on Pension Rights. In the event of a termination of employment providing for payment of benefits under Subparagraph 10.1, the Employee shall accrue an additional, fully vested benefit under the Company’s non-qualified pension plan (which shall be paid at the time and in the form determined under the nonqualified pension plan and shall be determined in all respects pursuant to the terms of the applicable defined benefit pension plan(s)) equal to the difference between:

(a) the benefit that the Employee would have accrued under all defined benefit pension plans of the Company or its Affiliates in which the Employee participated immediately prior to the Change in Control (whether tax qualified or non-qualified), assuming:

(i) the Employee remained continuously employed by the Company until the third anniversary of the Change in Control,

(ii) the Employee’s compensation for purposes of calculating benefits under such defined benefit pension plan increased at a rate of four percent per year for the period of imputed service described above in Subparagraph 11.1.3(a)(i), and

(iii) the terms of all such defined benefit pension plans remained identical to those in effect immediately prior to the Change in Control; and

(b) the actual benefit due to the Employee under all defined benefit pension plans of the Company and its Affiliates in which the Employee participated immediately prior to the Change in Control.

3. Section 11.2(e) is amended to add the following language to the end of existing text, as follows:

To the extent necessary to eliminate an excess parachute payment, the amounts payable or benefits to be provided to the Executive shall be reduced such that the economic loss to the Executive as a result of the excess parachute payment elimination is minimized. In applying this principle, the reduction shall be made in a manner consistent with the requirements of section 409A of the Code and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.

4. In all respects not amended by this Agreement, Employee hereby ratifies and confirms the Employment Agreement.

IN WITNESS WHEREOF, the Employee and a duly authorized representative of the Company have executed this Agreement as of the date first written above.

SUSQUEHANNA BANCSHARES, INC.

/s/ Edward Balderston, Jr.
By: Edward Balderston, Jr. Title: Executive Vice President and Chief Administrative Officer

EXECUTIVE:

/s/ Eddie L. Dunklebarger
Eddie L. Dunklebarger